Exhibit 99.1

News  Release   News  Release   News  Release
FOR IMMEDIATE RELEASE

Media Contacts:
Joanna Lambert, joanna.g.lambert@aexp.com, +1.212.640.9668
Mike O’Neill, mike.o’neill@aexp.com, +1.212.640.5951

Investors/Analysts Contacts:
Toby Willard, sherwood.s.willardjr@aexp.com, +1.212.640.1958
Rick Petrino, richard.petrino@aexp.com. +1.212.640.5574

AMERICAN EXPRESS SECOND QUARTER EPS FROM CONTINUING OPERATIONS UP 27% to $1.07;
REVENUES RISE 12% ON RECORD CARDMEMBER SPENDING

(Millions, except per share amounts)

	Quarters Ended June 30,		Percentage Inc/(Dec)	Six Months Ended June 30,		Percentage Inc/(Dec)
	2011	2010		2011	2010
Total Revenues Net of Interest Expense	$7,618	$6,805	12%	$14,649	$13,365	10%

Income From Continuing Operations	$1,295	$1,017	27%	$2,472	$1,902	30%
Income From Discontinued Operations1	$36	$-	# %	$36	$-	# %
Net Income	$1,331	$1,017	31%	$2,508	$1,902	32%

Earnings Per Common Share – Diluted:
Income From Continuing Operations Attributable to Common Shareholders2	$1.07	$0.84	27%	$2.04	$1.57	30%
Income from Discontinued Operations1	$0.03	$-	# %	$0.03	$-	# %
Net Income Attributable to Common Shareholders2	$1.10	$0.84	31%	$2.07	$1.57	32%

Average Diluted Common Shares Outstanding	1,197	1,197	-%	1,197	1,194	-%
Return on Average Equity	28.2%	23.5%		28.2%	23.5%

# Denotes a variance of more than 100 percent

New York – July 20, 2011 - American Express Company (NYSE: AXP) today reported second-quarter income from continuing operations of $1.3 billion, up 27 percent from $1.0 billion a year ago.  Diluted earnings per share from continuing operations were $1.07, up 27 percent from $0.84 a year ago.

Net income, which includes discontinued operations, totaled $1.3 billion for the quarter, up 31 percent from a year ago. Per-share, net income was $1.10, up 31 percent from $0.84 a year ago.

Consolidated total revenues net of interest expense were $7.6 billion, up 12 percent from $6.8 billion a year ago.  The increase largely reflects higher cardmember spending and higher travel commissions and fees. While net interest income was lower, the decline was less than in previous quarters because lower net interest yield was partially offset by an increase in the company’s loan portfolio.

_____________________________
1	Income from discontinued operations primarily reflects the resolution of certain prior years’ tax items related to American Express Bank Ltd., which was sold to Standard Chartered PLC during Q1’08.
2
Represents income from continuing operations or net income, as applicable, less earnings allocated to participating share awards and other items of $15 million and $13 million for the three months ended June 30, 2011 and 2010, and $30 million and $25 million for the six months ended June 30, 2011 and 2010, respectively.

Consolidated provisions for losses totaled $357 million, down from $652 million in the year-ago period reflecting continued improvement in credit quality.

Consolidated expenses totaled $5.5 billion, up 21 percent from $4.6 billion a year ago. The increase reflects the cumulative impact of rewards program enhancements designed to encourage cardmembers to earn and redeem rewards points, along with significant investments in business building initiatives. The company's return on average equity (ROE) was 28.2 percent, up from 23.5 percent a year ago.

During the second quarter, revenue and expense growth rates were approximately 4 percentage points higher due to the translation effects of a comparatively weaker U.S. dollar3.

The effective tax rate was 27 percent, compared to 36 percent in the year-ago quarter.  The decrease in rate is primarily due to the favorable resolution of certain prior years’ tax items.

“Strong revenues and excellent credit performance helped us deliver record earnings this quarter,” said Kenneth I. Chenault, chairman and chief executive officer, American Express. “Higher revenue growth reflects an attractive return on the investments we’ve been making to strengthen merchant relationships and enhance cardmember services.

“Cardmember spending was at an all-time high, growing 18 percent (15 percent adjusted for foreign exchange conversions) and we saw broad-based strength across the consumer, small business and corporate sectors globally.  While net interest income was down from last year because of a lower yield on our portfolio, cardmember borrowing rose 2 percent, reversing the pattern of the past couple of years.

"The underlying momentum across the company once again gave us the flexibility to make substantial investments in business building initiatives.  Expense levels for the quarter reflected those investments as well as the cost of enhanced rewards programs that strengthen our cardmember relationships and contribute to the overall increase in spending on our network.

“While we’re very pleased with today’s results, we believe that new technologies will transform the payments industry over time. With that in mind, we are moving aggressively to extend our position as a leader in online commerce and attract new customers beyond our traditional base.

“Over the past few months, we’ve built a location-based marketplace with Foursquare and upgraded our digital payments platform, Serve.  We expanded our relationship with Facebook to deliver coupon-less offers shaped by the unique ‘likes’ of our cardmembers and their online friends.  And, along the same lines, we created a digital marketing tool that helps merchants build their business with customized offers on Facebook and other fast growing social networks.

_____________________________
3
This FX adjusted information, which constitutes non-GAAP financial measures, assumes a constant exchange rate between the periods being compared for purposes of currency translation into U.S. dollars (i.e., assumes the foreign exchange rates used to determine results for the three months ended June 30, 2011 apply to the period(s) against which such results are being compared).  The company believes the presentation of information on an F/X adjusted basis is helpful to investors by making it easier to compare the company's performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates.

“As the worlds of online and offline commerce converge, the investments we’re making in our digital closed loop should create opportunities to build additional business with merchants and provide cardmembers with customized service, access, offers and experiences that have always been a hallmark of American Express.”

Segment Results

U.S. Card Services reported second-quarter net income of $665 million, up 29 percent from $516 million a year ago.

Total revenues net of interest expense increased 4 percent to $3.8 billion from $3.6 billion. Revenues reflect higher cardmember spending, partially offset by lower interest income due to a lower yield on the loan portfolio.

Provisions for losses totaled $228 million, down 56 percent from $519 million a year ago. The decline reflects continued improvement in credit quality.

Total expenses increased 16 percent. Marketing, promotion, rewards and cardmember services expenses increased 20 percent from the year-ago period, primarily reflecting higher volume-related rewards costs and an increase in the ultimate redemption rate as cardmembers took advantage of expanded opportunities to earn and redeem points within our Membership Rewards program.  That increase was partially offset by lower marketing and promotion expenses. Salaries and employee benefits and other operating expenses increased 10 percent from year-ago levels, primarily reflecting investments in customer service initiatives and a  lower benefit related to accounting for hedging the company’s fixed-rate debt than in the year-ago quarter.

The effective tax rate was 26 percent compared to 37 percent in the year-ago quarter.
The decrease in rate is primarily due to the favorable resolution of certain prior years’ tax items.

International Card Services reported second-quarter net income of $161 million, up 4 percent from $155 million a year ago.

Total revenues net of interest expense increased 22 percent to $1.4 billion, from $1.1 billion. Revenues reflect higher cardmember spending and the acquisition of Loyalty Partner in the first quarter of this year.

Provisions for losses totaled $78 million, down 13 percent from $90 million a year ago. The decline reflects continued improvement in credit quality.

Total expenses increased 30 percent. Marketing, promotion, rewards and cardmember services expenses increased 31 percent from year-ago levels, primarily reflecting higher volume-related rewards costs.  Salaries and employee benefits and other operating expenses increased 30 percent from year-ago levels, reflecting increases in customer service initiatives,  technology investments and the sales force.  This quarter also includes expenses related to Loyalty Partner.

The effective tax rate was 18 percent compared to 19 percent in the year-ago quarter.

Global Commercial Services reported second-quarter net income of $177 million, up 58 percent from $112 million a year ago.

Total revenues net of interest expense increased 16 percent to $1.2 billion, from $1.0 billion, reflecting increased spending by corporate cardmembers and higher travel commissions and fees.

Provisions for losses totaled $35 million, up 25 percent from $28 million a year ago, primarily reflecting higher receivable balances.

Total expenses increased 17 percent. Marketing, promotion, rewards and cardmember services expenses increased 33 percent from the year-ago period, primarily reflecting increased volume-related rewards costs and higher cardmember rewards redemptions. Salaries and employee benefits and other operating expenses increased 14 percent from the year-ago period, reflecting the cost of reengineering initiatives and an increase in technology investments.

The effective tax rate was 33 percent, compared to 52 percent in the year-ago quarter due to a year-ago charge related to certain non-U.S. tax assets.

Global Network & Merchant Services reported second quarter net income of $324 million, up 24 percent from $261 million a year ago.

Total revenues net of interest expense increased 18 percent to $1.2 billion, from $1.1 billion, reflecting higher merchant-related revenues driven by an increase in global cardmember spending, as well as an increase in revenues from Global Network Services’ bank partners.

Total expenses increased 17 percent. Marketing, promotion, rewards and cardmember services expenses increased 2 percent. Salaries and employee benefits and other operating expenses increased 24 percent, primarily reflecting an increase in sales force and technology investments.

The effective tax rate was 33 percent compared to 36 percent in the year-ago quarter.

Corporate and Other reported second-quarter net loss of $32 million compared with net loss of $27 million a year ago, partially reflecting investments in Enterprise Growth Group initiatives. The results for both periods reflect income of $220 million ($136 million after-tax) for the previously announced MasterCard and Visa settlements.

# # #

American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success.  Learn more at www.americanexpress.com and connect with us on www.facebook.com/americanexpress, www.twitter.com/americanexpress and www.youtube.com/americanexpress.

The 2011 Second Quarter Earnings Supplement will be available today on the American Express web site at http://ir.americanexpress.com. An investor conference call will be held at 5:00 p.m. (ET) today to discuss second-quarter earnings results. Live audio and presentation slides for the investor conference call will be available to the general public at the same web site.  A replay of the conference call will be available later today at the same web site address.

Cautionary Note Regarding Forward-looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties.  The forward-looking statements, which address the company’s expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “estimate,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The company undertakes no obligation to update or revise any forward-looking statements.  Factors that could cause actual results to differ materially from these forward-looking statements, include, but are not limited to, the following:

•
changes in global economic and business conditions, including consumer and business spending, the availability and cost of credit, unemployment and political conditions, all of which may significantly affect spending on the card, delinquency rates, loan balances and other aspects of our business and results of operations;

•
changes in capital and credit market conditions, which may significantly affect the company’s ability to meet its liquidity needs, access to capital and cost of capital, including changes in interest rates; changes in market conditions affecting the valuation of the Company’s assets; or any reduction in the company’s credit ratings or those of its subsidiaries, which could materially increase the cost and other terms of the company’s funding, restrict its access to the capital markets or result in contingent payments under contracts;

•
litigation, such as class actions or proceedings brought by governmental and regulatory agencies (including the lawsuit filed against the company by the U.S. Department of Justice and certain state attorneys general), that could result in (i) the imposition of behavioral remedies against the company or the company’s voluntarily making certain changes to its business practices, the effects of which in either case could have a material adverse impact on the company’s financial performance; (ii) the imposition of substantial monetary damages in private actions against the company; and/or (iii) damage to the company’s global reputation and brand;

•
legal and regulatory developments wherever the company does business, including legislative and regulatory reforms in the United States, such as the Dodd-Frank Reform Act’s stricter regulation of large, interconnected financial institutions, changes in requirements relating to securitization and the establishment of the Bureau of Consumer Financial Protection, which could make fundamental changes to many of the company’s business practices or materially affect its capital requirements, results of operations, ability to pay dividends or repurchase the company’s stock; or actions and potential future actions by the FDIC and credit rating agencies applicable to securitization trusts, which could impact the company’s ABS program;

•
the company’s net interest yield on U.S. cardmember loans not remaining at historical levels, which will be influenced by, among other things, the effects of the CARD Act (including the regulations requiring the company to periodically reevaluate APR increases), interest rates, changes in consumer behavior that affect loan balances, such as paydown rates, the company’s cardmember acquisition strategy, product mix, credit actions, including line size and other adjustments to credit availability, and pricing changes;

•
changes in the substantial and increasing worldwide competition in the payments industry, including competitive pressure that may impact the prices we charge merchants that accept the company’s cards and the success of marketing, promotion or rewards programs;

•
changes in technology or in the company’s ability to protect its intellectual property (such as copyrights, trademarks, patents and controls on access and distribution), and invest in and compete at the leading edge of technological developments across the company’s businesses, including technology and intellectual property of third parties whom we rely on, all of which could materially affect the company’s results of operations;

•
data breaches and fraudulent activity, which could damage the company’s brand, increase the company’s costs or have regulatory implications, and changes in regulation affecting privacy and data security under federal, state and foreign law, which could result in higher compliance and technology costs to the company or the company’s vendors;

•
changes in the company’s ability to attract or retain qualified personnel in the management and operation of the company’s business, including any changes that may result from increasing regulatory supervision of compensation practices;

•
changes in the financial condition and creditworthiness of the company’s business partners, such as bankruptcies, restructurings or consolidations, involving merchants that represent a significant portion of the company’s business, such as the airline industry, or the company’s partners in Global Network Services or financial institutions that we rely on for routine funding and liquidity, which could materially affect the company’s financial condition or results of operations;

•
uncertainties associated with business acquisitions, including the ability to realize anticipated business retention, growth and cost savings, accurately estimate the value of goodwill and intangibles associated with individual acquisitions, effectively integrate the acquired business into the company’s existing operations or implement or remediate controls, procedures and policies at the acquired company;

•
changes affecting the success of the company’s reengineering and other cost control initiatives, such as the ability to execute plans during the year with respect to certain of the company’s facilities, which may result in the company not realizing all or a significant portion of the benefits that we intend;

•
the actual amount to be spent by the company on investments in the business, including on marketing, promotion, rewards and cardmember services and certain other operating expenses, which will be based in part on management’s assessment of competitive opportunities and the company’s performance and the ability to control and manage operating, infrastructure, advertising, promotion and rewards expenses as business expands or changes, including the changing behavior of cardmembers;

•	the effectiveness of the company’s risk management policies and procedures, including credit risk relating to consumer debt, liquidity risk in meeting business requirements and operational risks;

•
the company’s lending write-off rates for the remainder of 2011 and into 2012 not remaining below the average historical levels of the last ten years, which will depend in part on changes in the level of the company’s loan balances, delinquency rates of cardmembers, unemployment rates, the volume of bankruptcies and recoveries of previously written-off loans;

•
changes affecting the company’s ability to accept or maintain deposits due to market demand or regulatory constraints, such as changes in interest rates and regulatory restrictions on the company’s ability to obtain deposit funding or offer competitive interest rates, which could affect the company’s liquidity position and the company’s ability to fund the company’s business; and

•
factors beyond the company’s control such as fire, power loss, disruptions in telecommunications, severe weather conditions, natural disasters, terrorism, “hackers” or fraud, which could affect travel-related spending or disrupt the company’s global network systems and ability to process transactions.

A further description of these uncertainties and other risks can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and the company’s other filings with the Securities and Exchange Commission.

All information in the following tables is presented on a basis prepared in accordance with U.S. generally accepted accounting principles (GAAP), unless otherwise indicated. Prior period amounts were revised in the first quarter of 2011 to reflect various changes associated with the Company's reclassification of certain contractual lump sum payments to partners, previously recognized in Other, net, expenses, as either contra Discount revenue or Marketing and promotion expense. Additionally, the tables reflect changes to the Company's segment allocation methodology due to reorganization of certain businesses, such as Enterprise Growth, across its reportable operating segments.

(Preliminary)
American Express Company
Consolidated Statements of Income

(Millions)
	Quarters Ended			Six Months Ended
	June 30,		Percentage	June 30,		Percentage
	2011	2010	Inc/(Dec)	2011	2010	Inc/(Dec)

Revenues
Non-interest revenues
Discount revenue	$4,278	$3,680	16%	$8,180	$7,102	15%
Net card fees	545	520	5	1,082	1,041	4
Travel commissions and fees	523	434	21	977	819	19
Other commissions and fees	584	497	18	1,113	997	12
Other	537	486	10	1,012	911	11
Total non-interest revenues	6,467	5,617	15	12,364	10,870	14
Interest income
Interest and fees on loans	1,611	1,657	(3)	3,230	3,432	(6)
Interest and dividends on investment securities	99	125	(21)	187	242	(23)
Deposits with banks and other	18	16	13	38	29	31
Total interest income	1,728	1,798	(4)	3,455	3,703	(7)
Interest expense
Deposits	131	137	(4)	268	265	1
Short-term borrowings	1	1	-	1	2	(50)
Long-term debt and other	445	472	(6)	901	941	(4)
Total interest expense	577	610	(5)	1,170	1,208	(3)
Net interest income	1,151	1,188	(3)	2,285	2,495	(8)
Total revenues net of interest expense	7,618	6,805	12	14,649	13,365	10
Provisions for losses
Charge card	161	96	68	359	323	11
Cardmember loans	176	540	(67)	56	1,228	(95)
Other	20	16	25	39	44	(11)
Total provisions for losses	357	652	(45)	454	1,595	(72)
Total revenues net of interest expense after provisions for losses	7,261	6,153	18	14,195	11,770	21

Expenses
Marketing and promotion	795	824	(4)	1,504	1,443	4
Cardmember rewards	1,613	1,192	35	3,190	2,403	33
Cardmember services	173	127	36	337	284	19
Salaries and employee benefits	1,595	1,315	21	3,117	2,642	18
Professional services	745	636	17	1,408	1,197	18
Occupancy and equipment	391	379	3	785	763	3
Communications	92	97	(5)	187	192	(3)
Other, net	92	(12)	#	170	(1)	#
Total	5,496	4,558	21	10,698	8,923	20
Pretax income from continuing operations	1,765	1,595	11	3,497	2,847	23
Income tax provision	470	578	(19)	1,025	945	8
Income from continuing operations	1,295	1,017	27	2,472	1,902	30
Income from discontinued operations, net of tax	36	-	#	36	-	#
Net income	$1,331	$1,017	31	$2,508	$1,902	32
Income from continuing operations attributable to common shareholders (A)	$1,280	$1,004	27	$2,442	$1,877	30
Net income attributable to common shareholders (A)	$1,316	$1,004	31	$2,478	$1,877	32

# - Denotes a variance of more than 100%.

(A) Represents income from continuing operations or net income, as applicable, less earnings allocated to participating share awards and other items of $15 million and $13 million for the three months ended June 30, 2011 and 2010, and $30 million and $25 million for the six months ended June 30, 2011 and 2010, respectively.

(Preliminary)
American Express Company
Condensed Consolidated Balance Sheets

(Billions)

	June 30,	December 31,
	2011	2010

Assets
Cash	$23	$16
Accounts receivable	43	40
Investment securities	9	14
Loans	57	58
Other assets	16	19
Total assets	$148	$147

Liabilities and Shareholders' Equity
Customer deposits	$32	$30
Short-term borrowings	4	3
Long-term debt	61	66
Other liabilities	33	32
Total liabilities	130	131

Shareholders' Equity	18	16
Total liabilities and shareholders' equity	$148	$147

(Preliminary)
American Express Company
Financial Summary

(Millions)
	Quarters Ended			Six Months Ended
	June 30,		Percentage	June 30,		Percentage
	2011	2010	Inc/(Dec)	2011	2010	Inc/(Dec)

Total revenues net of interest expense
U.S. Card Services	$3,759	$3,607	4%	$7,336	$7,109	3%
International Card Services	1,351	1,107	22	2,559	2,242	14
Global Commercial Services	1,191	1,023	16	2,312	1,988	16
Global Network & Merchant Services	1,239	1,051	18	2,376	2,033	17
	7,540	6,788	11	14,583	13,372	9
Corporate & Other, including adjustments and eliminations	78	17	#	66	(7)	#

CONSOLIDATED TOTAL REVENUES NET OF INTEREST EXPENSE	$7,618	$6,805	12	$14,649	$13,365	10

Pretax income (loss) from continuing operations
U.S. Card Services	$900	$821	10	$1,810	$1,474	23
International Card Services	196	191	3	436	356	22
Global Commercial Services	265	233	14	530	357	48
Global Network & Merchant Services	487	405	20	963	798	21
	1,848	1,650	12	3,739	2,985	25
Corporate & Other	(83)	(55)	51	(242)	(138)	75

PRETAX INCOME FROM CONTINUING OPERATIONS	$1,765	$1,595	11	$3,497	$2,847	23

Net income (loss)
U.S. Card Services	$665	$516	29	$1,220	$930	31
International Card Services	161	155	4	350	294	19
Global Commercial Services	177	112	58	361	197	83
Global Network & Merchant Services	324	261	24	637	514	24
	1,327	1,044	27	2,568	1,935	33
Corporate & Other	(32)	(27)	19	(96)	(33)	#
Income from continuing operations	1,295	1,017	27	2,472	1,902	30
Income from discontinued operations, net of tax	36	-	#	36	-	#

NET INCOME	$1,331	$1,017	31	$2,508	$1,902	32

# - Denotes a variance of more than 100%.

(Preliminary)
American Express Company
Financial Summary (continued)

	Quarters Ended				Six Months Ended
	June 30,		Percentage		June 30,		Percentage
	2011	2010	Inc/(Dec)		2011	2010	Inc/(Dec)
EARNINGS PER COMMON SHARE

BASIC
Income from continuing operations attributable to common shareholders	$1.08	$0.84	29%		$2.05	$1.58	30%
Income from discontinued operations	0.03	-	#		0.03	-	#
Net income attributable to common shareholders	$1.11	$0.84	32%		$2.08	$1.58	32%

Average common shares outstanding (millions)	1,190	1,190	-%		1,190	1,188	-%

DILUTED
Income from continuing operations attributable to common shareholders	$1.07	$0.84	27%		$2.04	$1.57	30%
Income from discontinued operations	0.03	-	#		0.03	-	#
Net income attributable to common shareholders	$1.10	$0.84	31%		$2.07	$1.57	32%

Average common shares outstanding (millions)	1,197	1,197	-%		1,197	1,194	-%

Cash dividends declared per common share	$0.18	$0.18	-%		$0.36	$0.36	-%

Selected Statistical Information

	Quarters Ended				Six Months Ended
	June 30,		Percentage		June 30,		Percentage
	2011	2010	Inc/(Dec)		2011	2010	Inc/(Dec)

Return on average equity (A)	28.2%	23.5%			28.2%	23.5%
Return on average common equity (A)	27.9%	23.2%			27.9%	23.2%
Return on average tangible common equity (A)	36.1%	30.0%			36.1%	30.0%
Common shares outstanding (millions)	1,193	1,202	(1	) %	1,193	1,202	(1	) %
Book value per common share	$15.26	$12.08	26%		$15.26	$12.08	26%
Shareholders' equity (billions)	$18.2	$14.5	26%		$18.2	$14.5	26%

# - Denotes a variance of more than 100%.

(A) Refer to Appendix I for components of return on average equity, return on average common equity and return on average tangible common equity, a non-GAAP measure.

(Preliminary)
American Express Company
Components of Return on Average Equity (ROE), Return on Average Common Equity (ROCE),
and Return on Average Tangible Common Equity (ROTCE)
Appendix I

(Millions)
	For the Twelve Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010

ROE

Net income	$4,663	$4,349	$4,057	$3,711	$3,258
Average shareholders' equity	$16,508	$15,564	$14,755	$14,307	$13,863
Return on average equity (A)	28.2%	27.9%	27.5%	25.9%	23.5%

Reconciliation of ROCE and ROTCE

Net income	$4,663	$4,349	$4,057	$3,711	$3,258
Preferred shares dividends and related accretion	-	-	-	-	-
Earnings allocated to participating share awards and other	55	52	51	47	42
Net income attributable to common shareholders	$4,608	$4,297	$4,006	$3,664	$3,216

Average shareholders' equity	$16,508	$15,564	$14,755	$14,307	$13,863
Average preferred shares	-	-	-	-	-
Average common shareholders' equity	$16,508	$15,564	$14,755	$14,307	$13,863
Average goodwill and other intangibles	3,744	3,487	3,334	3,234	3,157
Average tangible common shareholders' equity	$12,764	$12,077	$11,421	$11,073	$10,706
Return on average common equity (A)	27.9%	27.6%	27.2%	25.6%	23.2%
Return on average tangible common equity (B)	36.1%	35.6%	35.1%	33.1%	30.0%

(A)  Return on average equity and return on average common equity are calculated by dividing one year period net income/net income attributable to common shareholders by one year average total shareholders’ equity/average common shareholders' equity, respectively.

(B) Return on average tangible common equity is computed in the same manner as return on average common equity except the computation of average tangible common shareholders' equity, a non-GAAP measure, excludes from average total shareholders' equity, average goodwill and other intangibles of $3.7 billion for the quarter ended June 30, 2011, $3.5 billion for the quarter ended March 31, 2011, $3.3 billion for the quarter ended December 31, 2010, $3.2 billion for the quarter ended September 30, 2010 and $3.2 billion for the quarter ended June 30, 2010.  The Company believes that return on average tangible common equity is a useful measure of the profitability of its business.